                                                                   EXHIBIT 4.12

                                                                      EXECUTION

                           AMERICAN RESTAURANT GROUP

                       LIMITED WAIVER AND SIXTH AMENDMENT
                   TO AMENDED AND RESTATED CREDIT AGREEMENT


      THIS LIMITED WAIVER AND SIXTH AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT (this "AMENDMENT") is dated as of August 26, 1996, and entered into by and among AMERICAN RESTAURANT GROUP, INC., a Delaware corporation ("COMPANY"), the Subsidiaries of Company listed on the signature pages hereof (the "WORKING CAPITAL BORROWERS"), the financial institutions listed on the signature pages hereof ("LENDERS") and BANKERS TRUST COMPANY, as agent for Lenders ("AGENT"), and, for purposes of Section 3 hereof, Local Favorite, Inc., a California corporation, and is made with reference to that certain Amended and Restated Credit Agreement, dated as of December 13, 1993, as amended by that certain Limited Waiver and First Amendment to Amended and Restated Credit Agreement dated as of March 23, 1994, that certain Second Amendment to Amended and Restated Credit Agreement dated as of May 10, 1994, that certain Limited Waiver and Third Amendment to Amended and Restated Credit Agreement dated as of March 17, 1995, and that certain Limited Waiver and Fourth Amendment to Amended and Restated Credit Agreement dated as of November 1, 1995, and that certain Limited Waiver and Fifth Amendment to Amended and Restated Credit Agreement dated as of February 27, 1996 (the "CREDIT AGREEMENT"), by and among Company, the Working Capital Borrowers, Lenders and Agent. Capitalized terms used herein without definition shall have the same meanings herein as set forth in the Credit Agreement.

                                   RECITALS

      WHEREAS, Borrowers have requested Lenders to extend the maturity date of the Working Capital Commitments from June 30, 1996 to August 29, 1996 and to extend the maturity date of the Facility Letter of Credit Commitments from September 30, 1996 to March 31, 1997, and Lenders have agreed to make such extensions subject to the terms and conditions set forth herein;

      WHEREAS, Company is entering into supplemental indentures amending certain terms of the Exchange Note Indenture and the New Senior Note Indenture and an amendment to the Subordinated Loan Agreement concurrently with entering into this Amendment, which amendments require the consent of Agent and Requisite Lenders;


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      WHEREAS, Borrowers have further requested Lenders to amend certain covenants in the Credit Agreement and Lenders have agreed to such amendments;
and

      WHEREAS, Borrowers have further requested Lenders to waive compliance with certain covenants in the Credit Agreement and Lenders have agreed to such waivers;

      NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

                                   SECTION 1.

                      AMENDMENTS TO THE CREDIT AGREEMENT

1.1   AMENDMENTS TO SECTION 1.1.

      Subsection 1.1 of the Credit Agreement is hereby amended as follows:

            (a) Subsection 1.1 of the Credit Agreement is hereby amended by amending the definitions of "Asset Sales", "Commitments", "Consolidated Adjusted EBITDA", "Net Cash Proceeds of Asset Sale" and "Net Cash Proceeds of Fee Collateral Sale" to read in their entirety as follows:

                  `ASSET SALE' means the sale, lease, assignment or other
            transfer for value by any Loan Party or any of its Subsidiaries (including, without limitation, any Sale/leaseback) to any Person of
            (i) any of the stock of any Subsidiary of any Loan Party or any of its Subsidiaries, (ii) all or substantially all of the assets of any division or line of business of any Loan Party or any of its Subsidiaries, or (iii) any other assets or rights, or related group of assets or rights, of any Loan Party or any of its Subsidiaries having a book value or sales price in excess of $150,000 (it being under stood that if the book value or sales price thereof exceeds $150,000, the entire value and not just the portion thereof in excess of $150,000 shall be subject to subsection 2.5A(ii)(a) and 2.5A(iii)) other than the trade-in or replacement of assets for or with assets of comparable value in the ordinary course of business of Loan Parties; provided that the sale or other transfer of assets from Company or any Working Capital Borrower to any Working Capital Borrower shall not constitute an Asset Sale.

                  `COMMITMENTS' means the Working Capital Commitments of Lenders as set forth in subsection 2.2A and the Facility Letter of Credit Commitments as set forth in subsection 2.10A and the Swing Line Loan Commitment of Bankers as set forth in subsection 2.2B."



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                  `CONSOLIDATED EBITDA' means, for any period, the sum (without duplication) of (i) Consolidated Net Income, (ii) provisions for taxes based on income, (iii) Consolidated Interest Expense, (iv) to the extent Consolidated Net Income has been reduced thereby, amortization expense, depreciation expense, and other non-cash expenses, (v) losses on Asset Sales, (vi) losses on sales or Sale/leasebacks of Fee Collateral, (vii) to the extent Consolidated Net Income has been reduced thereby, Designated Transaction Fees,
            (viii) Consolidated Rental Expense attributable to Operating Leases entered into in connection with Sale/leasebacks consummated pursuant to subsections 5.19 and 5.20, and (ix) other non-cash items reducing Consolidated Net Income (excluding any non-cash charges in an aggregate amount not to exceed $6.7 million taken by Company in connection with the closing of certain of its restaurants and the writeoff of certain prepaid advertising costs) less the sum (without duplication) of (a) gains on sale or Sale/leasebacks of Fee Collateral, (b) gains on Asset Sales and (c) other non-cash items increasing Consolidated Net Income, all as determined on a consolidated basis for Company and its Subsidiaries in conformity with GAAP."

                   `NET CASH PROCEEDS OF ASSET SALE' means Cash Proceeds
            received from any Asset Sale (other than a sale of Fee Collateral) net of (i) the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees and sales commissions), (ii) taxes paid or payable ((a) including, without limitation, income taxes reasonably estimated to be actually payable as a result of such Asset Sale within two years of the date of the Asset Sale and (b) but after taking into account any reduction in tax liability due to available tax credits or deductions and any tax sharing arrangements), (iii) amounts required to be applied to the repayment of Indebtedness (including any Obligations required to be paid pursuant to subsection 2.5A(iv) but excluding all other Obligations) secured by a Lien on the asset or assets which are the subject of such Asset Sale, (iv) any reasonable reserve for adjustment in respect of the sale price of such asset or assets; and (v) with respect to the Asset Sale described in subsection 5.19, Designated Transaction Fees.

                   `NET CASH PROCEEDS OF FEE COLLATERAL SALE' means Cash
            Proceeds (including any cash received by way of deferred payment pursuant to, or monetization of, a note receivable or otherwise, but only as and when so received and excluding the portion of such deferred payment which constitutes interest, which portion shall be deemed not to constitute Net Cash Proceeds of Fee Collateral Sale) received from any sale or Sale/leaseback of Fee Collateral net of
            (i) the direct costs relating to such sale or Sale/leaseback (including, without limitation, legal, accounting, investment banking fees, sales commissions, survey expenses and title insurance fees paid by Company or any of its Subsidiaries), (ii) taxes paid or payable ((a) including, without limitation, income taxes reasonably estimated to be actually



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            payable as a result of such sale or Sale/leaseback of Fee Collateral within two years of the date of the sale or Sale/leaseback of Fee Collateral and (b) but after taking into account any reduction in tax liability due to available tax credits or deductions and any tax sharing arrangements), (iii) amounts required to be applied to the repayment of Indebtedness (including, if applicable, any Obligations required to be paid pursuant to subsection 2.5A(iv) but excluding all other Obligations) secured by a Lien on the asset or assets the subject of such sale or Sale/leaseback, (iv) any reasonable reserve for adjustment in respect of the sale price of or prorations pertaining to such asset or assets; and (v) with respect to the Asset Sale described in subsection 5.19, Designated Transaction Fees."

            (b) Subsection 1.1 of the Credit Agreement is hereby further amended by adding the following definitions, which shall be inserted in proper alphabetical order:

                  `DESIGNATED TRANSACTION FEES' means the consent, advisory
            and legal fees paid by Company in connection with (i) the Supplemental Indentures, (ii) the First Amendment to the Subordinated Loan Agreement, and (iii) the Sixth Amend ment, all such fees and any other costs, fees and expenses specified in the Supplemental Indentures, the First Amendment to Subordinated Loan Agreement and the First Amendment to the MLIF Registration Rights Agreement in an aggregate amount not to exceed $4,500,000, all as set forth in reasonable detail in an Officer's Certificate delivered to Agent.

                  `FIRST AMENDMENT TO MLIF REGISTRATION RIGHTS AGREEMENT' means the First Amendment to the MLIF Registration Rights Agreement, dated as of August 19, 1996.

                  `FIRST AMENDMENT TO SUBORDINATED LOAN AGREEMENT' means the
            First Amendment to the Subordinated Loan Agreement, dated as of August 19, 1996.

                  `SIXTH AMENDMENT' means the Limited Waiver and Sixth Amendment to this Agreement, dated as of August 26, 1996.

                  `SIXTH AMENDMENT EFFECTIVE DATE' means the date, on or before
            August 29, 1996, upon which all of the conditions set forth in
            Section 6 of the Sixth Amendment shall have been satisfied or waived.

                  `SUPPLEMENTAL INDENTURES' means the Second Supplemental
            Indenture to the Exchange Note Indenture and the First Supplemental Indenture to the New Senior Note Indenture, each dated as of August 28, 1996, and in the forms delivered to Agent and Lenders prior to the execution of the Limited Waiver and Sixth Amendment to this Agreement."




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

1.2   AMENDMENT TO SUBSECTION 2.2:  WORKING CAPITAL AND SWINGLINE LOANS.

      Subsection 2.2 of the Credit Agreement is hereby amended by deleting all references to "June 30, 1996" contained in subsections 2.2A and 2.2B thereof and substituting "August 29, 1996" therefor.

1.3   AMENDMENT TO SUBSECTION 2.3:  INTEREST ON LOANS.

      Subsection 2.3B(v) of the Credit Agreement is hereby amended by deleting the reference to "June 30, 1996" contained therein and substituting "August 29, 1996" therefor.

1.4   AMENDMENT TO SUBSECTION 2.4:  FEES.

      Subsection 2.4 of the Credit Agreement is hereby amended as follows:

            (a) Clause (iii) of subsection 2.4 is hereby amended to read in its entirety as follows:

                  "(iii) for distribution to each Facility L/C Lender in
            proportion to that Facility L/C Lender's Pro Rata Share of the Facility Letter of Credit Commitments, a fee payable for the period from and including the first day of the third Fiscal Quarter of 1996 through but excluding the Sixth Amendment Effective Date equal to
            (x) the average of the daily amount of the Facility Letter of Credit Commitments multiplied by (y) one quarter of one percent, such fee to be due and payable in arrears on the Sixth Amendment Effective Date."



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            (b)   Subsection 2.4 is hereby further amended by adding the
      following subsection 2.4E thereto:

                  "E. AMENDMENT FEES IN CONNECTION WITH THE SIXTH AMENDMENT.
            Borrowers jointly and severally agree to pay to Agent (i) for distribution to each Lender in proportion to that Lender's Pro Rata Share, an amendment fee equal to one percent of the Working Capital Commitments and Facility Letter of Credit Commitments as of the Sixth Amendment Effective Date, 50% of such fee to be due and payable on the Sixth Amendment Effective Date and 50% of such fee to be due and payable upon the consummation of the sale of the Black Angus restaurants referenced in subsection 5.19, and (ii) if the Facility Letter of Credit Commitments are extended on August 29, 1996 in accordance with subsection 2.10A and are not terminated on or before February 14, 1997, for distribution to each Facility L/C Lender in proportion to that Facility L/C Lender's Pro Rata Share of the Facility Letter of Credit Commitments, a fee equal to the Facility Letter of Credit Commitments as of February 14, 1997 less the amount of cash Collateral held by Agent to cash collateralize outstanding Facility Letters of Credit as of such date multiplied by one percent, such fee to be due and payable on February 14, 1997."

1.5 AMENDMENTS TO SUBSECTION 2.5.: PREPAYMENTS AND PAYMENTS; REDUCTIONS IN COMMITMENTS.

      Subsection 2.5 of the Credit Agreement is hereby amended as follows:

            (a) The last sentence of subsection 2.5A(ii)(a) is hereby amended to read in its entirety as follows:

                  "Notwithstanding anything in this subsection 2.5A(ii)(a) to the contrary, to the extent Borrowers receive Net Cash Proceeds of Asset Sales in excess of the Lenders' Share of Net Cash Proceeds of Asset Sales which are not applied to the redemption of Senior Notes in accordance with the terms of the Senior Note Indenture ("EXCESS ASSET SALE PROCEEDS"), Borrowers shall further prepay the Loans in an amount equal to such Excess Asset Sale Proceeds in accordance with this subsection 2.5(A)(ii)(a); provided Borrowers may retain up to an aggregate of $8,000,000 of the Excess Asset Sale Proceeds received after the Sixth Amendment Effective Date (excluding Designated Transaction Fees) to the extent permitted under the Senior Note Indenture as amended by the Supplemental Indentures and so long as such Excess Asset Sale Proceeds are reinvested in Productive Assets (as defined in the Senior Note Indenture) which are pledged to the Collateral Agent under the Collateral Documents."



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

            (b) Subsection 2.5A(iii)(b) is hereby amended to read in its entirety:

                  "(b) Application of Mandatory Prepayments. Mandatory
            prepayments required pursuant to subsections 2.5A(ii)(a), (b), (c),
            (d), (e), (f) and (h) and 2.5A(v) (shall be applied (1) first, to prepay Working Capital Loans, together with interest thereon to the full extent thereof, (2) second, to prepay Facility L/C Reimbursement Obligations to the full extent thereof, together with accrued interest and (3) third, to cash collateralize any outstanding Facility Letters of Credit which have not been drawn or returned undrawn to the full extent thereof. Any amounts required to be applied to cash collateralize outstanding Facility Letters of Credit pursuant to this subsection 2.5A(iii)(b) shall be held by Agent in a blocked deposit account. So long as no Event of Default has occurred or is continuing, the funds in such account may be invested at the direction of Company in Cash Equivalents having a maturity no later than October 15, 1996 or if the Facility Letter of Credit Commitments are extended in accordance with subsection 2.10A, March 31, 1997. Upon receipt of a written request from Company, Agent will transfer funds being held as cash collateral for the Facility Letters of Credit to a beneficiary of a Facility Letter of Credit provided that such Facility Letter of Credit is simulta-neously reduced in an amount equal to the funds so transferred."

            (c) Subsection 2.5A(v) is hereby amended to read in its entirety as follows:

                  "(v) Additional Prepayments of Working Capital Loans and Cash
            Collateralization of Facility Letters of Credit following Sixth Amendment Effective Date. Notwithstanding anything in this Agreement to the contrary, upon receipt of any Net Cash Proceeds from any Asset Sales described in subsections 5.19 and 5.20, Working Capital Borrowers shall (unless subsection 2.5A(iv) is applicable thereto in which case such Net Cash Proceeds shall be applied in accordance with subsection 2.5A(iv)) apply the Lenders' Share of such Net Cash Proceeds in accordance with subsection 2.5A(iii)(b)."



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

            (d) Subsection 2.5H is hereby amended to read in its entirety as follows:

            "H. MANDATORY REDUCTIONS OF WORKING CAPITAL COMMITMENTS AND FACILITY LETTER OF CREDIT COMMITMENTS. The Working Capital Commitments shall be permanently reduced by the amount of any prepayments of Working Capital Loans made pursuant to subsection 2.5A. The Facility Letter of Credit Commitments shall be permanently reduced in the amount of any payment of Facility L/C Reimbursement Obligations pursuant to subsection 2.5A. The Working Capital Commitments and Facility Letter of Credit Commitments shall further be permanently reduced in accordance with the provisions of subsection 2.5A(iv). Any Commitment reductions pursuant to this subsection 2.5H shall reduce the applicable Commitments of each Lender proportionately to such Lenders' Pro Rata Share of the applicable Commitments."

1.6   AMENDMENTS TO SUBSECTION 2.10: FACILITY LETTERS OF CREDIT.

            (a) Subsection 2.10A of the Credit Agreement is hereby amended by deleting all references to "September 30, 1996" contained therein and substituting "October 15, 1996" therefor.

            (b) Subsection 2.10A of the Credit Agreement is hereby amended by adding the following paragraph at the end of such subsection:

                  "If (i) all of the outstanding Working Capital Loans are paid in full and the Working Capital Commitments terminated on or before August 29, 1996, and (ii) no Event of Default or Potential Event of Default shall have occurred and be continuing as of such date, then the maturity date of the Facility Letter of Credit Commitments shall be extended from October 15, 1996 to March 31, 1997, and all references to October 15, 1996 contained in this subsection 2.10A shall be deemed references to March 31, 1997."

1.7   AMENDMENT TO SUBSECTION 2.11: LETTERS OF CREDIT GENERALLY.

      Subsection 2.11A(2) of the Credit Agreement is hereby amended to read in its entirety as follows:

            "(2) a commission equal to 3.5% per annum of the maximum amount available from time to time to be drawn under such Letter of Credit, payable in arrears on and to (but not including) each February 28, May 31, August 31 and November 30 of each year, commencing on August 31, 1996 for the period from and including the Sixth Amendment Effective Date to but not including August 31, 1996;"



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

1.8   AMENDMENT TO SUBSECTION 5.17: SALE OF GRANDY'S.

      Subsection 5.17 of the Credit Agreement is hereby amended to read in its entirety as follows:

      "5.17       [INTENTIONALLY OMITTED.]"

1.9   AMENDMENT TO SUBSECTION 5.19:  SALE OF CERTAIN BLACK ANGUS RESTAURANTS.

      Subsection 5.19 of the Credit Agreement is hereby amended to read in its entirety as follows:

      "5.19      SALE OF CERTAIN BLACK ANGUS RESTAURANTS.

            Company shall on or before August 29, 1996, consummate the sale of certain Black Angus restaurants to an unaffiliated third-party purchaser for an aggregate purchase price of not less than $48,000,000 and Net Cash Proceeds of not less than $43,500,000 pursuant to documentation which shall be in form and substance reasonably satisfactory to Requisite Lenders. Notwithstanding anything in subsection 6.8 to the contrary, Company may leaseback the Black Angus restaurants sold pursuant to this subsection 5.19, provided that all documentation relating to both the sale and the leaseback of such restaurants is in form and substance reasonably satisfactory to Requisite Lenders. Notwithstanding anything in subsections
      6.4 and 6.8 to the contrary, Company may guarantee the lease obligations of ARG Enterprises, Inc. in connection with the leaseback of such restaurants, provided that all documentation relating to the guarantees of such leases in connection with the leaseback of such restaurants is in form and substance reasonably satisfactory to Requisite Lenders. Requisite Lenders' approval of the documentation relating to the Asset Sales contemplated by this subsection 5.19 and subsection 5.20 shall constitute Requisite Lenders' consent to such Asset Sales for purposes of subsection 6.7B(ii)."



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

1.10  AMENDMENT TO SECTION 5:  AFFIRMATIVE COVENANTS.

      Section 5 of the Credit Agreement is hereby amended to add the following subsection 5.20 thereto:

      "5.20      CONSUMMATION OF OTHER ASSET SALES.

            Company shall in the period from July 15, 1996 to December 31, 1996, consummate Asset Sales in addition to the Asset Sale contemplated by subsection 5.19 to one or more unaffiliated third-party purchasers (or to an Affiliate other than Holdings or a Subsidiary of Company provided Company delivers to Agent an opinion from an independent financial advisor reasonably acceptable to Agent and Requisite Lenders that the Company is receiving fair market value for the assets subject to such sale) for aggregate Net Cash Proceeds of not less than $25,000,000 which shall be applied in accordance with subsection 2.5A(v), such Asset Sales to be in form and substance and pursuant to documentation reasonably satisfactory to Requisite Lenders. Notwithstanding anything in subsection 6.8 to the contrary, Company may leaseback restaurants sold pursuant to this subsection 5.20."

1.11  AMENDMENTS TO SUBSECTION 6.1:  INDEBTEDNESS.

      (a) Subsection 6.1(iv) is hereby amended to read in its entirety as follows:

            "(iv) Loan Parties and their Subsidiaries may become and remain liable with respect to (a) Capital Leases entered into in connection with Sale/leasebacks permitted by subsections 5.19 and 5.20 and (b) Capital Leases if such Capital Leases would be permitted under subsection 6.6F, provided that (1) the aggregate principal amount incurred pursuant to clause (iv)(b) in any Fiscal Year shall not exceed $5,000,000 (provided that any unused amounts may be carried forward to the next two (but not any subsequent) Fiscal Years) and
            (2) the aggregate principal amount incurred pursuant to clause
            (iv)(b) at any time outstanding shall not exceed $15,000,000;"

      (b) Subsection 6.1 of the Credit Agreement is further hereby amended by deleting the reference to "December 31, 1995" in clause (ix) thereof and substituting "March 31, 1997" therefor."

1.12  AMENDMENTS TO SUBSECTION 6.6: FINANCIAL COVENANTS.

      Subsection 6.6 of the Credit Agreement is hereby amended as follows:

            (a) Subsection 6.6A is hereby amended to read in its entirety as follows:



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

                  "Company and its Subsidiaries shall not permit Consolidated
            EBITDA as of the last day of any Fiscal Quarter for the two consecutive Fiscal Quarter period ended on such day to be less than $13,000,000.

                  Company and its Subsidiaries further shall not permit
            Consolidated EBITDA (i) as of the last day of the second Fiscal Quarter of 1996 for the two consecutive Fiscal Quarter period ended as of such date to be less than $18,000,000, (ii) as of the last day of the third Fiscal Quarter of 1996 for the three consecutive Fiscal Quarter period ended as of such date to be less than $23,000,000,
            (iii) as of the last day of the fourth Fiscal Quarter of 1996 for the four consecutive Fiscal Quarters period ended as of such date to be less than $33,000,000 and (iv) as of the last day of the first Fiscal Quarter of 1997 for the four consecutive Fiscal Quarter period ended as of such date to be less than $34,000,000."

            (b) Subsection 6.6B is hereby amended to read in its entirety as follows:

                  "[Intentionally Omitted]".

            (c) Subsection 6.6C is hereby amended to read in its entirety as follows:

                  "[Intentionally Omitted]".

            (d) Subsection 6.6D is hereby amended to read in its entirety as follows:

                  "[Intentionally Omitted]".

            (e) Subsection 6.6E is hereby amended to read in its entirety as follows:

                  "[Intentionally Omitted]".

            (f) Subsection 6.6F is hereby amended by deleting such subsection in its entirety and substituting the following therefor:

                  "Company and its Subsidiaries shall not permit Consolidated
            GAAP Capital Expenditures as of the last day of each Fiscal Quarter shown below to exceed the correlative amount indicated (the "MAXIMUM CAPITAL EXPENDITURE AMOUNT"); provided that if the Maximum Capital Expenditures Amount for any Fiscal Quarter exceeds the actual Consolidated GAAP Capital Expenditure for such Fiscal Quarter, the amount of such excess may be carried forward and added to the Maximum Capital Expenditures Amount permitted for succeeding Fiscal
            Quarters:


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

                                  Maximum Capital
       Fiscal Quarter           Expenditure Amount
=====================================================
First Fiscal Quarter 1996           $3,000,000
Second Fiscal Quarter 1996          $4,000,000
Third Fiscal Quarter 1996           $4,000,000
Fourth Fiscal Quarter 1996          $4,000,000
First Fiscal Quarter 1997           $4,000,000
=====================================================

             To the extent Company and its Subsidiaries use net cash proceeds received from Sale/leasebacks permitted pursuant to subsection 6.8 to make Consolidated GAAP Capital Expenditures, such Consolidated GAAP Capital Expenditures shall be disregarded for purposes of determining compliance with this subsection 6.6F."

             (g) Subsection 6.6 is hereby amended by adding the following subsections 6.6G and 6.6H thereto:

             "G.  MAXIMUM CONSOLIDATED TOTAL DEBT.

                  Company and its Subsidiaries shall not permit Consolidated
             Total Debt (excluding Capital Leases entered into in connection with Sale/leasebacks permitted under subsections 5.19 and 5.20) as of the last day of any Fiscal Quarter to exceed $250,000,000 less the aggregate amount of all repayments made of the Loans and the Senior Notes in connection with the Sixth Amendment and the Supplemental Indentures and at any time after the Sixth Amendment Effective Date."

             "H.  MAXIMUM OPERATING LEASE EXPENSE.

             Company and its Subsidiaries shall not permit the aggregate amount of all rents paid by Company and its Subsidiaries on a consolidated basis during any four Fiscal Quarter period under all Operating Leases of Company and its Subsidiaries (excluding Operating Leases entered into in connection with Sale/leasebacks permitted under subsections 5.19 and 5.20) to exceed $24,000,000."


1.13  AMENDMENT TO SUBSECTION 6.8

      Subsection 6.8 of the Credit Agreement is hereby amended to read in its entirety as follows:

            "No Loan Party will, nor will it permit any of its Subsidiaries, directly or indirectly, to become or remain liable as a lessee or as a guarantor or other surety with respect to any lease, whether an Operating Lease or a Capital Lease of any property (whether real or personal or mixed) whether now owned or hereafter acquired, (i) that such Loan Party or its Subsidiaries has sold or transferred or is to sell or transfer to any other Person (other than another Loan Party) or (ii) that such Loan Party or its Subsidiaries intends to use for substantially the same purpose as any other property that has been or is to be sold or transferred by such Loan Party or any such Subsidiary to any Person (other than another Loan Party) in connection with such lease (a "SALE/LEASEBACK"). Notwithstanding the foregoing, Loan Parties may enter into Sale/leasebacks of restaurants (including the real property on which such restaurant is located and any furniture, fixtures and equipments located at such restaurants (collectively, "RESTAURANT PROPERTIES" and each individually, a "RESTAURANT PROPERTY"); provided, that (i) any such sale is for the fair market value of the Restaurant Property, (ii) all of the consideration for such sale is paid in cash, (iii) the aggregate net proceeds from such sale shall be reinvested in assets of a kind used or usable in the business of the Loan Parties within 180 days of receipt, (iv) the aggregate cumulative value of all Restaurant Properties subject to Sale/leasebacks on or after the Sixth Amendment Effective Date shall not exceed $10,000,000 (with the value of each Restaurant Property to be deemed the greater of the cost or fair market value of such Restaurant Property), (v) the lease, whether an Operating Lease or Capital Lease, shall otherwise be permitted under this Agreement and (vi) such Restaurant Property was acquired by the Loan Parties on or after the Sixth Amendment Effective Date and the Sale/leaseback of the Restaurant Property is consummated within 90 days after such Restaurant Property has been put into service. Prior to the consummation of any Sale/leaseback permitted under this subsection 6.8, Company shall deliver to Agent an Officer's Certificate, in form and substance reasonably satisfactory to Agent setting forth the following:
      (i) the date the Restaurant Property was put in service, (ii) the cost of the Restaurant Property, (iii) the fair market value of the Restaurant Property, (iv) the proposed date upon which the Sale/leaseback is to be consummated and (v) the aggregate cumulative value of all Restaurant Property subject to Sale/leasebacks prior to the date of the Officer's Certificate. Any Sale/leasebacks permitted by this subsection 6.8 shall not be subject to the provisions of the mandatory prepayment provisions of subsection 2.5A(ii)(a) or 2.5A(ii)(b) or the provisions of 6.7(ii) governing Asset Sales generally."

1.14  AMENDMENT TO SECTION 6.

      Section 6 of the Credit Agreement is hereby amended by adding the following subsection 6.14 thereto:

      "6.14      COMPENSATION LIMITATIONS.

            Company shall not pay compensation to Anwar Soliman or Ralph Roberts in excess of the amounts permitted to be paid to them under the Senior
      Note Indenture as amended by the Supplemental Indentures."

1.15  AMENDMENTS TO SUBSECTION 7.3: BREACH OF CERTAIN COVENANTS.

      Subsection 7.3 is hereby amended to read in its entirety as follows:

            "Failure of Company or any Working Capital Borrower to conform or comply with any term or condition contained in subsections 2.5, 2.6. 5.2, 5.6, 5.17, 5.18, 5.19, 5.20 or Section 6; or"

1.16  AMENDMENT TO SUBSECTION 9.7: AMENDMENTS AND WAIVERS.

      Subsection 9.7 is hereby amended by amending the fifth sentence thereof to read in its entirety as follows:

      "No amendment, modification, termination or waiver of any provision of subsection 5.19 or 5.20 shall be effective without the written concurrence of Lenders having 60% or more of the aggregate amount of the Commitments or, if the Commitments have been terminated, Lenders having 60% or more of the aggregate outstanding principal amount of the Loans."

                                   SECTION 2.

                        REPRESENTATIONS AND WARRANTIES

      In order to induce Lenders to enter into this Amendment and to amend the Credit Agreement in the manner provided herein, each Loan Party represents and warrants to each Lender that the following statements are true, correct and complete:

2.1   CORPORATE POWER AND AUTHORITY.

      Each Loan Party has all requisite corporate power and authority to enter into this Amendment and to carry out the transactions contemplated by, and perform its obligations under, the Credit Agreement as amended by this Amendment (the "AMENDED AGREEMENT").

2.2   AUTHORIZATION OF AGREEMENTS.

      The execution and delivery of this Amendment and the performance of the Amended Agreement have been duly authorized by all necessary corporate action on the part of each Loan Party.

2.3   NO CONFLICT.

      The execution and delivery by each Loan Party of this Amendment and the performance by each Loan Party of the Amended Agreement do not and will not (i) violate any provision of any law or any governmental rule or regulation applicable to any Loan Party, the Certificate or Articles of Incorporation or Bylaws of any Loan Party or any order, judgment or decree of any court or other agency of government binding on any Loan Party, (ii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of any Loan Party, except for conflicts, breaches or defaults which would not singly or in the aggregate have a Material Adverse Effect, (iii) result in or require the creation or imposition of any Lien upon any of the properties or assets of any Loan Party (other than any Liens in favor of Collateral Agent for the benefit of Lenders and the Senior Note Holders), or (iv) require any approval of stockholders or any approval or consent of any Person under any Contractual Obligation of any Loan Party, except for such approvals or consents which have been obtained on or before the Sixth Amendment Effective Date (as hereinafter defined in Section 6) or the absence of which would not singly or in the aggregate have a Material Adverse Effect.

2.4   GOVERNMENTAL CONSENTS.

      The execution, delivery and performance by each Loan Party of this Amendment and the Amended Agreement do not and will not require any registration with, consent or approval of, or notice to, or action to, with or by, any Federal, state or other governmental authority or regulatory body, other than registrations, consents, approvals, notices and actions that have been taken or obtained prior to the Sixth Amendment Effective Date or the absence of which would not have a Material Adverse Effect.

2.5   BINDING OBLIGATION.

      This Amendment and the Amended Agreement have been duly executed and delivered by each Loan Party which is a party thereto and are the legally valid and binding obligations of each such Loan Party, enforceable against each such Loan Party in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors' rights generally or by equitable principles relating to enforceability.

2.6   INCORPORATION OF REPRESENTATIONS AND WARRANTIES.

      The representations and warranties contained in Section 4 of the Credit Agreement and in each of the Collateral Documents are and will be true, correct and complete in all material respects on and as of the Sixth Amendment Effective Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case they were true, correct and complete in all material respects on and as of such earlier date.

2.7   ABSENCE OF DEFAULT.

      As of the Sixth Amendment Effective Date, after giving effect to this Amendment, no event has occurred and is continuing or will result from the consummation of the transactions contemplated by this Amendment that would constitute an Event of Default or a Potential Event of Default.

2.8   SCHEDULES TO COLLATERAL DOCUMENTS.

      All of the schedules annexed to each of the Collateral Documents, as supplemented prior to the Sixth Amendment Effective Date by the supplements attached hereto as Exhibit H, are and will be true, correct and complete in all material respects on and as of the Sixth Amendment Effective Date.

                                   SECTION 3.

                          ACKNOWLEDGEMENT AND CONSENT

      Company is a party to the Company Guaranty pursuant to which Company has guarantied certain Obligations under the Credit Agreement. Each Subsidiary of Company is a party to the Subsidiary Guaranty Agreement pursuant to which each such Subsidiary has guarantied certain Obligations under the Credit Agreement. Each of the Loan Parties is a party to certain Collateral Documents pursuant to which the Loan Parties have granted Liens on certain Collateral to the Collateral Agent, for the benefit of Lenders and the Senior Note Holders. The Company Guaranty, the Subsidiary Guaranty Agreement and the Collateral Documents are collectively referred to herein as the "CREDIT SUPPORT DOCUMENTS".

      Each Loan Party hereby acknowledges that it has reviewed the terms and provisions of the Credit Agreement and this Amendment and consents to the amendment of the Credit Agreement effected pursuant to this Amendment. Each Loan Party hereby confirms that each Credit Support Document to which it is a party or otherwise bound and all Collateral encumbered thereby will continue to guaranty or secure, as the case may be, to the fullest extent possible the payment and performance of all "GUARANTIED OBLIGATIONS" and "SECURED OBLIGATIONS", as the case may be (in each case as such terms are defined in the applicable Credit Support Document), including without limitation the payment and performance of all such "GUARANTIED OBLIGATIONS" or "SECURED OBLIGATIONS", as the case may be, in respect of the Obligations now or hereafter existing under or in respect of the Amended Agreement.

      Each Loan Party acknowledges and agrees that any of the Credit Support Documents to which it is a party or otherwise bound shall continue in full force and effect and that all of its obligations thereunder shall be valid and enforceable and shall not be impaired or limited by the execution or effectiveness of this Amendment. Each Loan Party represents and warrants that all representations and warranties contained in the Amended Agreement and the Credit Support Documents to which it is a party or otherwise bound are true, correct and complete in all material respects on and as of the Sixth Amendment Effective Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case they were true, correct and complete in all material respects on and as of such earlier date.

      Each Loan Party (other than Borrowers) acknowledges and agrees that (i) notwithstanding the conditions to effectiveness set forth in this Amendment, such Loan Party is not required by the terms of the Credit Agreement or any other Loan Document to consent to the amendments to the Credit Agreement effected pursuant to this Amendment and (ii) nothing in the Credit Agreement, this Amendment or any other Loan Document shall be deemed to require the consent of such Loan Party to any future amendments to the Credit Agreement.

      Notwithstanding anything to the contrary contained herein, each Loan Party acknowledges and agrees that for the period from and including June 30, 1996 to and including the Sixth Amendment Effective Date, the Working Capital Loans shall bear interest at the rate specified in subsection 2.2E of the Credit Agreement.

                                   SECTION 4.

                      AGENT AND REQUISITE LENDER CONSENT

      Agent and Requisite Lenders hereby consent to the Company entering into
(i) the Supplemental Indentures to the extent such Supplemental Indentures are in the forms attached hereto as Exhibit A and Exhibit B, (ii) the First Amendment to the Subordinated Loan Agreement to the extent such amendment is in the form attached hereto as Exhibit C, (iii) the First Amendment to the MLIF Registration Rights Agreement to the extent such amendment is in the form attached hereto as Exhibit D and (iv) the First Amendments to the Employment Agreements to the extent such amendments are in the form attached hereto as Exhibit E.

                                   SECTION 5.

                                 LIMITED WAIVER

5.1 WAIVER. Subject to the terms and conditions set forth herein and in reliance on the representations and warranties of each Loan Party herein contained, Lenders hereby waive compliance by the Company and its Subsidiaries with the provisions of subsections 6.6A, 6.6B, 6.6C, 6.6D and 6.6E for the Fiscal Quarter ended June 24, 1996 solely to the extent reported by Company in that certain Compliance Certificate dated July 26, 1996.

5.2 LIMITATION OF WAIVER. Without limiting the generality of the provisions of subsection 9.7 of the Credit Agreement, the waiver set forth above shall be limited precisely as written and relates solely to the noncompliance by Company and its Subsidiaries with the provisions of subsections 6.6A, 6.6B, 6.6C, 6.6D and 6.6E of the Credit Agreement in the manner and to the extent described above, and nothing in this Section 5 shall be deemed to:

            (i) constitute a waiver of compliance by Company or any of its Subsidiaries with respect to subsections 6.6A, 6.6B, 6.6C, 6.6D and 6.6E of the Credit Agreement in any other instance or (ii) any other term, provision or condition of the Credit Agreement or any other instrument or agreement referred to therein; or

            (ii) prejudice any right or remedy that Agent or any Lender may now have or may have in the future under or in connection with the Credit Agreement or any other instrument or agreement referred to therein.

      Except as expressly set forth herein, the terms, provisions and conditions of the Credit Agreement and the other Loan Documents shall remain in full force and effect and in all other respects are hereby ratified and confirmed.

                                   SECTION 6.

                          CONDITIONS TO EFFECTIVENESS

      This Amendment shall become effective only upon the satisfaction of all of the following conditions precedent (the date of satisfaction of such conditions being referred to herein as the "SIXTH AMENDMENT EFFECTIVE DATE"):

6.1   DOCUMENTS.

      On or before the Sixth Amendment Effective Date, Loan Parties shall deliver to Agent for Lenders (with sufficient originally executed copies, where appropriate, for each Lender) the following, each, unless otherwise noted, dated the Sixth Amendment Effective Date:

            (a) Resolutions of its Board of Directors approving and authorizing the execution, delivery and performance of this Amendment, certified as of the Sixth Amendment Effective Date by its corporate secretary or an assistant secretary as being in full force and effect without modification or amendment; and

            (b) Originally executed copies of this Amendment, duly executed and delivered by each of the parties hereto.

6.2   OPINIONS.

      Lenders shall have received originally executed copies of one or more favorable written opinions of (i) Simpson Thacher & Bartlett, counsel for Loan Parties, and (ii) the general counsel of Company, each in form and substance satisfactory to Agent and its counsel, dated as of the Sixth Amendment Effective Date, and setting forth substantially the matters and the opinions designated in Exhibit F and Exhibit G, respectively, hereto and as to such other matters as Agent may reasonably request.

6.3 SUPPLEMENTAL INDENTURES, FIRST AMENDMENT TO SUBORDINATED LOAN AGREEMENT, FIRST AMENDMENT TO MLIF REGISTRATION RIGHTS AGREEMENT AND FIRST AMENDMENTS TO EMPLOYMENT AGREEMENTS.

      Lenders (i) shall have received executed copies of each of the Supplemental Indentures, First Amendment to Subordinated Loan Agreement, First Amendment to MLIF Registration Rights Agreement and First Amendments to Employment Agreements which shall be in the forms of Exhibits A, B, C, D and E hereto, (ii) all necessary consents to the Supplemental Indentures, First Amendment to Subordinated Loan Agreement, First Amendment to MLIF Registration Rights Agreement and First Amendments to Employment Agreements shall have been obtained, (iii) the Supplemental Indentures, the First Amendment to Subordinated Loan Agreement, the First Amendment to MLIF Registration Rights Agreement and First Amendments to Employment Agreements shall be in full force and effect as of the Sixth Amendment Effective Date and (iv) Lenders shall have received an Officer's Certificate of Company certifying as to the matters set forth in clauses (i), (ii) and (iii).

6.4   FEES AND EXPENSES.

      Lenders shall have received all accrued and unpaid fees payable under subsections 2.5D and 2.5E as of the Sixth Amendment Effective Date and all fees and expenses incurred and payable pursuant to subsection 9.3 of the Credit Agreement as of the Sixth Amendment Effective Date (including fees and expenses of counsel to Agent).

                                   SECTION 7.

                                 MISCELLANEOUS

7.1   REFERENCE TO AND EFFECT ON THE CREDIT AGREEMENT AND THE OTHER LOAN
      DOCUMENTS.

            (a) On and after the Sixth Amendment Effective Date, each reference in the Credit Agreement to "this Agreement", "hereunder", "hereof", "herein" or words of like import referring to the Credit Agreement, and each reference in the other Loan Documents to the "Credit Agreement", "thereunder", "thereof" or words of like import referring to the Credit Agreement shall mean and be a reference to the Amended Agreement.

            (b) Except as specifically amended by this Amendment, the Credit Agreement and the other Loan Documents shall remain in full force and effect and are hereby ratified and confirmed.

            (c) The execution, delivery and performance of this Amendment shall not, except as expressly provided herein, constitute a waiver of any provision of, or operate as a waiver of any right, power or remedy of Agent, the Collateral Agent or any Lender under, the Credit Agreement or any of the other Loan Documents.

7.2   FEES AND EXPENSES.

      Company acknowledges that all reasonable costs, fees and expenses as described in subsection 9.3 of the Credit Agreement incurred by Agent and its counsel with respect to this Amendment and the documents and transactions contemplated hereby shall be for the account of Company.

7.3   HEADINGS.

      Section and subsection headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose or be given any substantive effect.

7.4   APPLICABLE LAW.

      THIS AMENDMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING WITHOUT LIMITATION SECTION 5.1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

7.5   COUNTERPARTS.

      This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document.

                 [Remainder of page intentionally left blank.]

      IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

                                    AMERICAN RESTAURANT GROUP, INC.,
                                    a Delaware corporation
                                    ARG ENTERPRISES, INC.,
                                    a California corporation
                                    SPECTRUM FOODS, INC.,
                                    a California corporation
                                    SPOONS RESTAURANTS, INC.,
                                    a Texas corporation
                                    ARG PROPERTY MANAGEMENT CORPORATION,
                                    a California corporation
                                    GRANDY'S, INC.,
                                    a California corporation


                                    By:   /s/ WILLIAM J. McCAFFREY, JR.
                                          ------------------------------------
                                          William J. McCaffrey, Jr.
                                          Vice President and
                                          Chief Financial Officer
                                          of each of the foregoing



                                    FOR PURPOSES OF SECTION 3 ONLY:

                                    LOCAL FAVORITE, INC.,
                                    a California corporation


                                    By:   /s/ WILLIAM J. McCAFFREY, JR.
                                          -------------------------------------
                                          William J. McCaffrey, Jr.
                                          Vice President and
                                          Chief Financial Officer

                                    BANKERS TRUST COMPANY,
                                    individually, as Agent and a Lender


                                    By:   /s/ MARY JO JOLLY
                                          ------------------------------------
                                          Name:  Mary Jo Jolly
                                          Title: Assistant Vice President



                                    BANQUE NATIONALE DE PARIS,
                                    as a Lender


                                    By:   /s/ C. BETTLES
                                          ------------------------------------
                                          Name:  C. Bettles
                                          Title: Sr. V.P. & Manager


                                    By:   /s/ ROBERT NICKEL
                                          ------------------------------------
                                          Name:  Robert Nickel
                                          Title: Vice President



                                    BANQUE PARIBAS,
                                    as a Lender


                                    By:   /s/ EDWARD V. CANALE
                                          ------------------------------------
                                          Name:  Edward V. Canale
                                          Title: Senior Vice President


                                    By:   /s/ ALBERT A. YOUNG, JR.
                                          ------------------------------------
                                          Name:  Albert A. Young, Jr.
                                          Title: Vice President

                                    SWISS BANK CORPORATION
                                      CAYMAN ISLANDS BRANCH,
                                    as a Lender


                                    By:   /s/ DANIEL W. LADD III
                                          ------------------------------------
                                          Name:  Daniel W. Ladd III
                                          Title: Director - Attorney-In-Fact


                                    By:   /s/ LESLIE A. PAINE
                                          ------------------------------------
                                          Name:  Leslie A. Paine
                                          Title: Attorney-In-Fact



                                    DRESDNER BANK AG,
                                    as a Lender


                                    By:   /s/ THOMAS J. NADRAMIA
                                          ------------------------------------
                                          Name:  Thomas J. Nadramia
                                          Title: Vice President


                                    By:   /s/ JOHN W. SWEENEY
                                          ------------------------------------
                                          Name:  John W. Sweeney
                                          Title: Assistant Vice President

                                   EXHIBIT A


                   FORM OF SECOND SUPPLEMENTAL INDENTURE TO
                            EXCHANGE NOTE INDENTURE

                                   EXHIBIT B


                    FORM OF FIRST SUPPLEMENTAL INDENTURE TO
                           NEW SENIOR NOTE INDENTURE

                                   EXHIBIT C


                          FORM OF FIRST AMENDMENT TO
                          SUBORDINATED LOAN AGREEMENT

                                   EXHIBIT D


                          FORM OF FIRST AMENDMENT TO
                      MLIF REGISTRATION RIGHTS AGREEMENT

                                   EXHIBIT E


                          FORM OF FIRST AMENDMENT TO
                             EMPLOYMENT AGREEMENTS

                                   EXHIBIT F


              Opinions to be Given by Simpson Thacher & Bartlett
              --------------------------------------------------

      All terms used herein without definition shall have the meanings given such terms in the Credit Agreement, as amended.

      1. The Company is validly existing and in good standing as a corporation under the laws of the jurisdiction of its incorporation.

      2. The Company has the corporate power and authority to execute and deliver the (a) Limited Waiver and Sixth Amendment to Amended and Restated Credit Agreement (the "AMENDMENT"), the Supplemental Indentures and the First Amendment to the Subordinated Loan Agreement (all of the foregoing collectively referred to as the "AMENDMENTS") and to perform its obligations thereunder. The Company has taken all necessary corporate action to authorize the execution, delivery and performance by it of the Amendments. The Company has duly executed and delivered the Amendments. Each of the Amendments constitutes the valid and legally binding obligation of each Loan Party, party thereto, enforceable against such Loan Party in accordance with its terms.

      3. Neither the execution nor the delivery by any Loan Party of the Amendments nor the performance of its obligations thereunder, nor the consummation of the transactions contemplated thereby, will (a) contravene any applicable provision of any law, statute, rule or regulation (including, without limitation, regulations G, T, U and X of the Board of Governors of the Federal Reserve System of the United States of America or the State of New York, or of any governmental or regulatory body thereof, or any applicable provision of the General Corporation Law of the State of Delaware or, to the best of our knowledge, any order, writ, injunction or decree of any United States Federal or New York State court binding on such Loan Party or any of its assets; (b) result in any breach, or constitute a default under, any of the terms, covenants, conditions or provisions of the Senior Debt Documents, the Subordinated Loan Documents or any other agreement, contract or instrument certified by the Company to us as being material to which the Company is a party or by which any of its property or assets are bound (collectively, the "SPECIFIED AGREEMENTS");
(c) result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of any Loan Party pursuant to the terms of any Specified Agreement other than those in favor of the Collateral Agent; or (d) violate any provision of the Certificate of Incorporation or Bylaws of the Company.

      4. No order, consent, approval, license, authorization or validation, or filing, recording, declaration or registration with, or authorization or exemption by, any governmental or regulatory authority pursuant to any law or regulation of the United States of America or the State of New York or pursuant to the General Corporation Law of the State of Delaware is required to be obtained or made by any Loan Party in connection with (a) the execution and delivery by each Loan Party of the Amendments to which it is party or (b) the performance by each Loan Party of the obligations to be performed by it on or prior to the Sixth Amendment Effective Date pursuant to the Amendments to which it is a party.

      5. To our knowledge, there does not exist any judgment, order, injunction or other restraint of any United States Federal or New York State court issued or filed binding on any Loan Party or any hearing seeking injunctive relief with respect to any Loan Party or any other restraint pending, noticed or threatened with respect to any Loan Party (a) with respect to the making or maintenance of the Loans by the Lenders or the performance by the Loan Parties of their obligations under the Amendments or Loan Documents or (b) that could reasonably be expected to have a Material Adverse Effect.

                                   EXHIBIT G


            Opinions to be Given by the General Counsel to Company
            ------------------------------------------------------

      All capitalized terms used herein without definition shall have the meanings given such terms in the Credit Agreement, as amended.

      1. Each of the Loan Parties has been duly incorporated and is validly existing and in good standing as a corporation under the laws of the state of its incorporation. Each Loan Party has the corporate power and authority to own and operate its properties and assets and to transact the business in which it is engaged and currently proposes to engage. Each Loan Party is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the character of the properties or assets owned or leased by such Loan Party or the nature of the business conducted by such Loan Party makes such qualification necessary, except for such jurisdictions where, in the aggregate, the failure to so qualify could not reasonably be expected to have a Material Adverse Effect.

      2. Each Loan Party has the corporate power and authority to execute and deliver the Limited Waiver and Sixth Amendment to Amended and Restated Credit Agreement (the "AMENDMENT") and to perform its obligations thereunder. Each Loan Party has taken all necessary corporate action to authorize the execution, delivery and performance by it of the Amendment. Each Loan Party has duly executed and delivered the Amendment.

      3. Neither the execution nor the delivery by any Loan Party of the Amendment or by the Company of the Supplemental Indentures or the First Amendment to the Subordinated Loan Agreement, nor the consummation of the transactions contemplated thereby, will (a) contravene any applicable provision of any law, statute, rule or regulation of the state of California, or any governmental or regulatory body thereof, or, to the best of my knowledge, any order, writ, injunction or decree of any California State court binding on such Loan Party or any of its assets; (b) conflict with, or result in any breach of, or constitute a default under, any of the terms, covenants, conditions or provisions of the Senior Debt Documents, the Subordinated Loan Documents or, to my knowledge, any other indenture, mortgage, deed of trust, loan agreement, or any other material agreement, contract or instrument to which any Loan Party is a party or by which any of its property or assets are bound (collectively, the "SPECIFIED AGREEMENTS"); (c) result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the properties or assets of any Loan Party pursuant to the terms of any Specified Agreement other than those in favor of the Collateral Agent; or (d) violate any provision of the Certificate or Articles of Incorporation or Bylaws of any Loan Party.

      4. No order, consent, approval or license or validation of, authorization or exemption by, or registration, declaration, recording or filing with, any governmental or regulatory authority pursuant to any law or regulation of the State of California is required to be obtained or made by any Loan Party in connection with (a) the execution and delivery by each Loan Party of the Amendment or the execution and delivery by the Company of the Supplemental Indentures or the First Amendment to the Subordinated Loan Agreement or (b) the performance by each Loan Party of the obligations to be performed by it on or prior to the Sixth Amendment Effective Date pursuant to the Amendment, the Supplemental Indentures and the First Amendment to the Subordinated Loan Agreement.

      5. To the best of my knowledge, there does not exist any judgment, order, injunction or other restraint of any California State court issued or filed binding on any Loan Party or any hearing seeking injunctive relief with respect to any Loan Party or other restraint pending, noticed or threatened with respect to any Loan Party (a) with respect to the making or maintenance of any of the Loans by the Lenders or the performance by the Loan Parties of their obligations under the Amendment or other Loan Documents or the Supplemental Indentures or the First Amendment to the Subordinated Loan Agreement or (b) that could reasonably be expected to have a Material Adverse Effect.

                                   EXHIBIT H


                Supplement to Schedules to Collateral Documents



                                      H-1